EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:

Judy Wawroski

Senior Vice President

International Bancshares Corporation

(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES

APPOINTMENT OF TWO NEW DIRECTORS AND CASH DIVIDEND

LAREDO, TX, September 21, 2015 - International Bancshares Corporation (“IBC”)  today, announced that on September 18, 2015, IBC’s Board of Directors approved the declaration of a twenty-nine cents per share cash dividend for all holders of Common Stock, $1.00 par value, of record on September 30, 2015.  “The dividend will be payable on October 15, 2015,” said Dennis E. Nixon, Chairman and President of IBC.

The Board also announced today that it has elected Javier de Anda and Roberto R. Resendez to IBC’s Board.  The Board unanimously voted to appoint Mr. de Anda and Mr. Resendez.  Mr. de Anda has served on the Board of Directors of IBC’s subsidiary bank, International Bank of Commerce, Laredo, Texas, since July 2015.  Mr. De Anda has also served as a board member for Commerce Bank; another subsidiary bank of IBC, since 2010.  Mr. de Anda is currently the Senior Vice President of B. P. Newman Investment Company, an owner of numerous restaurant franchise locations as well as extensive real estate ventures.  Mr. Resendez is currently an owner and operator of various beef cattle ranching operations and real estate investments.  Mr. Nixon stated, “I am extremely pleased these two accomplished leaders and businessmen have agreed to serve on IBC’s board.  I know their special knowledge and talents will enhance IBC’s future prosperity.”

IBC (NASDAQ:IBOC - News) is a multi-bank financial holding company with $12.1 billion in assets headquartered in Laredo, Texas, with 210 facilities and more than 320 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or IBC’s website at http://www.ibc.com.